UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2010

TELIK, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

000-31265	93-0987903
(Commission File No.)	(IRS Employer Identification No.)

3165 Porter Drive

Palo Alto, California 94304

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 845-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 24, 2010, Telik, Inc. (“Telik”) entered into arrangements to sublease its principal executive offices facility located at 3165 Porter Drive in Palo Alto, California, which consists of approximately 92,000 square feet of research and office space, pursuant to a Sublease (the “Porter Sublease”) with The Board of Trustees of the Leland Stanford Junior University (“Stanford”). The Porter Sublease is subject to a Commercial Lease between Telik and ARE-San Francisco No. 24, LLC (“ARE”), dated July 25, 2002 (the “ARE Master Lease”), the latter of whom is a party to the agreement as successor-in-interest to the original landlord, Stanford.

The Porter Sublease term commenced, retroactively, on November 1, 2010 and will expire on May 31, 2014, the date on which the current term of the ARE Master Lease expires. However, if the ARE Master Lease is terminated for any reason prior to this date, the Porter Sublease will terminate concurrently.

Beginning January 1, 2011, the total monthly base rent for the Porter Sublease will be $197,035 (the “Base Rent”). The Base Rent under the Porter Sublease will increase incrementally by 3.0% on each November 1st during its term, beginning November 1, 2011. Stanford has agreed to pay all operating expenses under the ARE Master Lease.

On November 22, 2010, Telik entered into an arrangement to sublease a facility at 700 Hansen Way, Palo Alto, California in which to relocate its principal executive offices, pursuant to a Sublease (the “Hansen Sublease”) with Aricent US, Inc. (“Aricent”). The Hansen Sublease is subject to a Lease between Aricent and 700 Hansen LLC dated March 6, 2008 (the “Hansen Master Lease”).

The term of the Hansen Sublease commenced on November 29, 2010, and its effectiveness is subject to the execution of consents from 700 Hansen LLC and the ground lessor. The Hansen Sublease expires on March 31, 2013, the date on which the current term of the Hansen Master Lease expires. However, if the Hansen Master Lease is terminated for any reason prior to this date, the Hansen Sublease will terminate concurrently.

The total monthly base rent for the Hansen Sublease will be $32,325 during the first year of the Hansen Sublease term, $33,295 during the second year of the term, and $34,294 during the remainder of the term (the “Base Rent”). The portion of the facility subject to the Hansen Sublease consists of approximately 8,620 square feet.

The above descriptions of the Porter Sublease and Hansen Sublease are summaries of the material terms of such agreements, do not purport to be complete, and are qualified in their entirety by reference to such agreements, which will be filed as exhibits to Telik’s annual report on Form 10-K for the year ended December 31, 2010.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

Facility-Related Charges

As a result of the Porter Sublease, Telik expects to record a facility exit charge in the fourth quarter of 2010 of approximately $4.3 million under ASC 420, “Exit or Disposal Cost Obligations,” to reflect the $4.6 million estimated present value of future lease-related payments less estimated net income from sublease rental, offset by $0.3 million reduction in the balance of deferred rent related to the facility as of December 1, 2010. In addition, Telik expects to record an impairment charge in the fourth quarter of 2010 of $1.0 million to reflect the excess of the carrying value of leasehold improvements for this facility over their estimated fair value, which was assessed to be zero, as they are not expected to provide any future economic benefit to Telik.

Restructuring Plan

On November 29, 2010, the Board of Directors of Telik committed to a restructuring plan that resulted in an immediate workforce reduction of 11 positions affecting all company departments. Employees directly affected by the restructuring plan will be provided cash severance payments, continuation of benefits and outplacement assistance. Telik expects to complete the restructuring plan by the end of the second quarter of fiscal year 2011.

As a result of the restructuring plan, Telik estimates that it will record a one-time restructuring charge in the fourth quarter of 2010 of approximately $0.4 million, primarily for cash expenditures related to severance benefits. Telik anticipates the majority of the severance payments will be paid in cash during the fourth quarter of 2010, with the remaining payments to be paid by the second quarter of 2011. The accounting charge Telik expects to record in connection with the restructuring is subject to a number of assumptions, and the actual charge may differ.

This report contains “forward-looking” statements, including but not limited to statements with respect to the amount and timing of expected charges relating to the Porter Sublease and restructuring plan. Any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to Telik’s ability to obtain the capital necessary to fund its operations on acceptable terms or to enter into a third party collaboration to develop, manufacture and commercialize its products, the possibility that Telik may require more cash than anticipated for its operating activities, Telik’s need to retain skilled employees and consultants, contractual risks related to the execution of consents relating to the Hansen Sublease, and other risks detailed from time to time in Telik’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and other periodic filings with the SEC. Telik does not undertake any obligation to update its forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIK, INC.

Dated: November 29, 2010

	By:	/S/ WILLIAM P. KAPLAN
William P. Kaplan
Vice President, General Counsel and Corporate Secretary

3